2350 N. Sam Houston Parkway East Suite 125 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY ANNOUNCES AGREEMENT

TO SELL GAS UTILITY OPERATIONS

Houston, Texas – November 14, 2007…Southwestern Energy Company (NYSE: SWN) announced today that it has signed a Stock Sale and Purchase Agreement for the sale of all capital stock of its natural gas distribution business, Arkansas Western Gas Company, to SourceGas LLC, an affiliate of GE Energy Financial Services and Alinda Investments LLC for $224 million plus working capital. The transaction is subject to certain closing conditions and regulatory approvals and is expected to close by mid-year 2008.

Arkansas Western Gas Company serves approximately 151,000 residential, commercial, and industrial customers in northern Arkansas. It owns more than 5,700 miles of gathering, distribution and transmission pipelines, an underground storage facility and related gas distribution assets and has approximately 375 employees.

“We believe that this is the right direction for Southwestern Energy and its shareholders,” stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. “We have provided the communities of northern Arkansas with clean and safe natural gas since 1929. We are leaving this legacy business in very capable hands and our customers should expect to receive the same quality service that they have experienced over the past 78 years.”

“In line with our strategy to expand existing operations and grow through acquisitions, this purchase is the first significant expansion of our service footprint and an important step to providing SourceGas quality to more consumers,” said Dan Watson, President and CEO of SourceGas.  “We expect the acquisition and ensuing transition to be seamless to customers, who will continue to receive great service from the experienced team of employees serving them today with the added benefits of being part of the SourceGas system.”

SourceGas, Inc. is a natural gas local distribution company headquartered in Lakewood, Colorado with operations in Colorado, Nebraska, Wyoming, and Hermosillo, Mexico. It serves more than 266,000 customers and operates 12,000 miles of distribution and transmission pipelines, as well as storage facilities. GE Energy Financial Services and Alinda Investments LLC each are 50 percent owners of SourceGas. With $16 billion in assets, GE Energy Financial Services invests more than $5 billion annually in two of the world’s most capital-intensive industries, energy and water. Alinda Investments LLC is an affiliate of Alinda Capital Partners LLC; Alinda Infrastructure Fund (“Alinda”) is a leading independent infrastructure fund with $3 billion of capital commitments. Alinda invests in

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infrastructure assets, which provide essential services to communities, governments and businesses.

Southwestern Energy Company is an integrated company whose wholly-owned subsidiaries are engaged in oil and gas exploration and production, and natural gas gathering and marketing. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803